Exhibit 10.12

BladeLogic, Inc.
10 Maguire Road
Lexington, MA 02421

6/20/06

Jeffrey Liotta

59 Wild Rose Drive

Andover, MA 01810

Dear Jeff:

On behalf of BladeLogic, Inc. (hereinafter “BladeLogic” or “the Company”), I am pleased to offer you the position of Vice-President of Research and Development of BladeLogic. In making this offer, the Board and I are expressing our enthusiastic support for your leadership skills and abilities. The purpose of this letter is to detail the terms of your employment.

•                            Job Title & Responsibilities: You will serve as the Vice-President of Research and Development with the duties and responsibilities that are commensurate with this position and will report to the President & CEO. You will devote all your business time, skill, attention and best efforts to the Company’s business and to discharge and fulfill the responsibilities assigned to you by the Company during your employment. You shall not render any services to any person or entity without receiving the prior written consent of the Company, and you shall not engage in any activity that conflicts or interferes with the performance of the duties and responsibilities of this position.

•                            Start Date: June 22, 2006.

•                            Salary: $175,000 per year (hereinafter referred to as your “base compensation”). You will be paid in accordance with the Company’s normal payroll practice, and the Company will make such deductions, withholdings and other payments which are required by law for taxes and other charges, or which you request pursuant to payroll deductions chosen by you.

•                            Bonus: In addition to your base compensation, you will be eligible for an annual (prorated) performance target bonus of 50% of your base compensation (the “Performance Bonus”), paid on an annual basis which will be based on the company’s financial performance and your individual performance in accordance with the business plan set by the President & CEO. The Performance Bonus is subject to review and modification by the President & CEO on an annual basis based on the needs of the business.

•                            Options: Subject to the approval of the Board, you will be granted the option to purchase 500,000 shares of common stock issued pursuant to the Company’s 2001 Incentive Stock Option Agreement. The exercise price for your options will be equal to the fair market value of the stock underlying your options as determined by the Board of Directors at the next scheduled Compensation Committee or Board meeting following your date of hire. These options will vest in accordance with the Company’s standard option agreement: 25% after the first year of employment and on a monthly basis at the rate of 1/36th thereafter on the remaining 75%. Your eligibility to receive such option as specified herein is subject to and contingent upon execution of a stock option agreement between you and the Company that memorializes the terms and conditions with respect thereto. In the event of any conflict between the terms and conditions hereof and the stock option agreement, the terms and conditions of the stock option agreement shall control.

•                            Benefits: You and/or your family will be eligible for the Company’s benefit plans (i.e., including but not necessarily limited to health and dental insurance and other benefits the Company may choose to offer) to the extent that you meet the eligibility criteria of these plans. Similarly, you will also be eligible for the Company’s standard vacation and sick leave policies. The Company has the right to change, interpret or modify these and all other plans or policies at any time.

•                            Confidential Information and Restrictive Covenants: As an employee of the Company, you will have access to confidential information. Moreover, you may, during the course of employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, we will require you to sign, as a condition of your employment, the Company’s Employee Non-Competition, Non-Disclosure and Developments Agreement.

•                            Not In Violation of Any Non-Competition Agreements: By acceptance of this offer of employment, you are assuring us that your employment with BladeLogic would not violate any non-competition, confidentiality or other obligations you may have with any current and/or former employer. You are also certifying that you have provided us with copies of any non-competition, confidentiality or other agreements that you signed in conjunction with any current and/or former employment. BladeLogic reserves the right to contact your former employer(s) if it has any concerns regarding any non-competitive, confidentiality or other obligations that you may have. BladeLogic also reserves the right to withdraw this offer or terminate your employment if BladeLogic determines, in its sole discretion, that your employment with us may violate any continuing obligations to a former employer. Any such termination under this provision shall be with cause.

•                            Employment at Will: Neither the contents of this letter nor any BladeLogic policy, procedure or practice, whether written or verbal, or the acceptance of employment, constitutes a contract of employment or promise to employ you, nor do they create an implied duty or contractual obligation between you and BladeLogic. The Company is an “at will” employer meaning that either you or the Company can terminate your employment at any time and for any reason or no reason, with or without prior notice. This offer letter is a summary of your initial at-will employment relationship with the Company and is subject to later modification by the Company, provided, however, the Company may not modify the following terms without your written consent: “base compensation”, Bonus, or the severance terms stated in the “Termination without Cause” section.

•                            Employment Eligibility: You will provide proof of your identity as well as your legal right to work in the United States. If you are unable to prove your ability to legally work in the United States within a reasonable period of time, the Company will immediately terminate your employment with cause.

•                            Termination without Cause: During your employment with the Company if you are terminated without “cause”, as defined herein, then upon execution of a general release of claims satisfactory to the Company, the Company will provide you with the following severance benefits: six (6) months of salary continuation at your then current rate of base salary (the salary continuation payments shall be paid to you in accordance with the Company’s customary payroll practices, as such practices shall be established or modified from time to time, and shall be subject to all applicable federal, state and local withholding, payroll and other taxes), six months of employer-paid group health benefits on the same basis as active employees and six months continued vesting of your stock options. If at any time while you are receiving severance benefits from BladeLogic you commence employment elsewhere (to be determined at the discretion of the CEO) then your severance benefits as described above will cease at that time. Except as may be provided under this Agreement following termination of your employment (i) any benefits to which you may be entitled pursuant to the Company plans, policies and arrangements referred to above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and (ii) you shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination.

•                            Definition of “Cause”: “Cause” shall mean: (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates, including without limitation, unauthorized use or disclosure of Company confidential information or trade secrets; (ii) conviction of any criminal act involving a felony or crime of moral turpitude, including without limitation, misappropriation of funds or property; (iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company, including without limitation, of any such rules or regulations related to sexual harassment; (iv) any intentional or material failure to perform your employment duties or obligations hereunder or material gross negligence in performance of such duties; (v) any material breach of the terms of this offer letter; or (vi) a good faith determination by the CEO based on objective evidence that the use of drugs or alcohol is significantly interfering with your performance of your duties hereunder.

•                            Termination Due to Death or Disability: In the event that your employment is terminated due to your death, the Company’s obligations to pay base compensation, any Bonus and any other compensation or benefits shall terminate, except that your estate or beneficiaries, as the case may be, shall be entitled to base compensation earned through the end of the month in which death occurs. Your executor or other representative of the estate shall have at least ninety (90) days after your death to exercise any vested but unexercised options. In the event that your employment is terminated due to Disability (as hereafter defined), you shall be entitled to disability benefits in accordance with any long-term disability (“LTD”) program then in effect for executives of the Company as a group, if any. You or your representatives shall have at least ninety (90) days after your termination to exercise any vested but unexercised options. Any termination for death or Disability shall be deemed a “termination with cause” solely for purposes of determining your ability to collect severance benefits. All obligations of the Company to you or your estate after death or Disability are set forth in this section alone. “Disability” shall mean that you are unable to fulfill the duties and responsibilities of your position at the Company for a period of time greater than three (3) consecutive months due to illness or injury.

•                            Change of Control: Your definitive stock option agreement will provide for acceleration of vesting of the greater of (i) 25% of your then unvested options or (ii) the number of your then unvested options that would have vested over the immediately following 6 month period upon a Sale Event (as defined in the option agreement).

•                            Other: This letter may not be changed or modified except by agreement in writing, signed by you and the CEO. This agreement shall be governed, construed and enforced in accordance with the laws of Massachusetts without regard to principles of conflicts of law. Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, it shall be construed to be enforceable to the greatest extent allowable under applicable law, and the remaining provisions shall continue in force and effect.

•                            Terms of Offer: This offer will remain open until the end of business on DATE. Please sign the enclosed copy of this letter and return it via fax (781-207-5679) to me, with the original to follow.

We are excited to have you join the BladeLogic team and look forward to a long and mutually rewarding relationship.

Sincerely,

/s/ Dev Ittycheria
Dev Ittycheria President and CEO

Agreed to, accepted and acknowledged:

/s/ Jeffrey Liotta	6/20/06
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